 Exhibit (a)(1)(H)
Offer to Purchase for Cash
by
UNIVERSAL LOGISTICS HOLDINGS, INC.
of
Up to 600,000 Shares of its Common Stock
at a Purchase Price Not Greater Than $24.00 Nor Less Than $21.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., EASTERN TIME, ON SEPTEMBER 13, 2019,
UNLESS THE OFFER IS EXTENDED.

August 27, 2019
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
On August 5, 2019, Universal Logistics Holdings, Inc., a Michigan corporation (the “Company”), distributed documentation relating to the Company’s offer to purchase for cash up to 300,000 shares of its common stock, no par value, net to the seller in cash, less any applicable withholding taxes and without interest, at a price not greater than $24.00 nor less than $21.00 per share, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 5, 2019 (the “Original Offer to Purchase”) and the related Letter of Transmittal. The Offer was originally scheduled to expire at 5:00 p.m., Eastern Time, on September 3, 2019.
The Company has increased the Offer to purchase for cash up to 600,000 shares of common stock upon the terms and subject to the conditions described in the Original Offer to Purchase, as amended and supplemented by the Supplement to the Offer to Purchase, dated August 27, 2019 (together, the “Offer to Purchase”). The Company has also extended the Expiration Time of the Offer to 5:00 p.m., Eastern Time, on September 13, 2019. The Company has not changed the prices at which shareholders may tender their shares in the Offer.
The Original Offer to Purchase has been amended and supplemented by the enclosed Supplement to the Offer to Purchase. The Offer to Purchase and the Letter of Transmittal, as each may be further amended or supplemented from time to time, together constitute the “Offer.” Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.
SHAREHOLDERS THAT HAVE PREVIOUSLY TENDERED SHARES AND DO NOT WISH TO WITHDRAW THE TENDER OF THOSE SHARES OR TENDER ADDITIONAL SHARES DO NOT NEED TO TAKE ANY FURTHER ACTION. SHAREHOLDERS THAT WISH TO TENDER SHARES IN THE OFFER SHOULD FOLLOW THE PROCEDURES FOR TENDERING SHARES SET FORTH IN THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. SHAREHOLDERS OF RECORD MAY USE THE ORIGINAL LETTER OF TRANSMITTAL PREVIOUSLY MAILED TO SHAREHOLDERS OF RECORD AS OF AUGUST 5, 2019.
Enclosed with this letter are copies of the following documents:
1.
Supplement to the Offer to Purchase dated August 27, 2019; and

2.
Form of letter that may be sent to your clients for whose account you hold shares registered in your name or in the name of a nominee, with an updated Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

Because the prices at which shareholders may tender their shares in the Offer have not been amended, the Company has not provided an amended Letter of Transmittal or an amended Notice of Guaranteed Delivery. However, additional copies of the original Letter of Transmittal, Notice of Guaranteed Delivery and any other Offer materials may be obtained from us at our address and telephone number set forth on the back cover of the enclosed Supplement or the Original Offer to Purchase.

Certain conditions to the Offer are described in Section 6 of the Offer to Purchase.
We urge you to contact your clients promptly. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., Eastern Time, on September 13, 2019, unless the Offer is extended.
Under no circumstances will interest be paid on the purchase price of the shares regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.
The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of shares pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase and Letter of Transmittal (see Instruction 7 of the Letter of Transmittal).
Questions and requests for additional copies of the enclosed material may be directed to us at our address and telephone number set forth on the back cover of the enclosed Supplement or the Original Offer to Purchase.
Very truly yours,
Georgeson LLC
Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.